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Exhibit (a)(1)(b)

ZAMBA Corporation

Letter of Transmittal
Pursuant to the Offer to Exchange
Certain Outstanding Options to Purchase Shares
of Common Stock of ZAMBA Corporation for New Options

The Offer and Withdrawal Rights Expire
At 12:00 Midnight, Central U.S. Time, on June 11, 2003
Unless The Offer is Extended by ZAMBA Corporation

To:	ZAMBA Corporation Attention: Mary Ellen Vitello 3033 Excelsior Blvd., Suite 200 Minneapolis, MN 55416 Facsimile: (952) 832-9383

        Delivery of this Letter of Transmittal to an address other than as set forth above or transmission via facsimile to a number other than as set forth above or transmission via e-mail will not constitute a valid delivery.

        Pursuant to the terms and subject to the conditions of the Offer to Exchange dated May 13, 2003 and this Letter of Transmittal, I hereby tender the following options to purchase shares ("Option Shares") of common stock, par value $0.01 per share (the "Common Stock"), of ZAMBA Corporation (the "Company") outstanding under one or more of the following ZAMBA Corporation option plans: the ZAMBA Corporation 1989 Stock Option Plan, the ZAMBA Corporation 1993 Equity Incentive Plan, as amended, the ZAMBA Corporation 1993 Directors Stock Option Plan, as amended, the 1997 Stock Option Plan for Key Employees, Consultants and Directors of QuickSilver Group, Inc., the ZAMBA Corporation 1998 Non-Officer Stock Option Plan, the ZAMBA Corporation 1999 Non-Officer Stock Option Plan, the ZAMBA Corporation 2000 Non-Officer Stock Option Plan, and/or the ZAMBA Corporation 2000 Non-Qualified Stock Option Plan (collectively, the "Plans"). To validly tender such options you must mark one of the boxes below and complete the table on page 2 in accordance with Instructions 2 and 3 hereof:

        [    ] All of my eligible option grants as provided below; or

        [    ] The following eligible option grants (in whole Option Shares) as provided below:

Grant Date of Option(1)	Exercise Price of Option	Number of Option Shares to be Tendered (must be in whole option shares)(2)

(1)
List each option grant on a separate line even if more than one grant was made on the same grant date.

(2)
If you are tendering any options subject to a specific grant, you must tender all of the options subject to that grant that remain outstanding. In addition, if you tender any option grants for exchange, you must also tender for exchange all option grants that you received on or after November 13, 2002.

        In accordance with Instruction 1 hereof, please enclose with this letter each option agreement under which the options you are tendering were granted, if available. If any of the agreements representing your options have been lost, stolen, destroyed or mutilated, please mark the box below and indicate the grant number of the option grants represented by your lost, stolen, destroyed or mutilated agreements.

        ☐ Grant no(s).                                                  .

To ZAMBA Corporation:

        Upon the terms and subject to the conditions set forth in the Offer to Exchange dated May 13, 2003 (the "Offer to Exchange"), the receipt of which I hereby acknowledge, and in this Letter of Transmittal (this "Letter," which together with the Offer to Exchange, as they may be amended from time to time, constitute the "Offer"), I, the undersigned, hereby tender to ZAMBA Corporation, a Delaware corporation (the "Company"), the Option Shares specified by the marked box on page 1 and the table on page 2 of this Letter (the "Exchanged Options") in exchange for a grant, to be made subject to the terms and conditions set forth in the Offer, of new options exercisable for the following number of shares of common stock for each share subject to the Exchanged Options (rounded down to the nearest whole share), as adjusted for any stock splits, stock dividends and similar events (the "New Options"):

  •
  Each Tendered Option with an exercise price per share less than or equal to $1.50 will be replaced with a New Option exercisable for one (1) share of common stock for every two (2) shares of stock subject to the Tendered Option.

  •
  Each Tendered Option with an exercise price per share greater than or equal to $1.51 and less than or equal to $2.00 will be replaced with a New Option covering one (1) share of common stock for every three (3) shares of stock subject to the Tendered Option.

  •
  Each Tendered Option with an exercise price per share greater than or equal to $2.01 will be replaced with a New Option covering one (1) share of common stock for every four (4) shares of stock subject to the Tendered Option.

        If I am an employee who is a resident of the State of California, a director, or an executive officer, all New Options will be subject to the terms and conditions of the 1993 Equity Incentive Plan and to a New Option agreement under that plan between the Company and me.

        If I am an employee who is not a director, executive officer, nor a resident of the State of California, all New Options will be subject to the terms and conditions of the 2000 Non-Officer Option Plan and to a New Option agreement under that plan between the Company and me.

        Subject to, and effective upon, the Company's acceptance for exchange of the Exchanged Options in accordance with the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), I hereby, assign and transfer to, or upon the order of, the Company all rights, title and interest in and to the Exchanged Options.

        I hereby represent and warrant that I have full power and authority to tender the Exchanged Options and that, when and to the extent the Exchanged Options are accepted for exchange by the Company, the Exchanged Options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof (other than pursuant to the applicable option agreement) and the Exchanged Options will not be subject to any adverse claims. Upon request of the Company, I will execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange of the Exchanged Options pursuant to the Offer.

        I have provided below the name of the registered holder of the Exchanged Options as it appears on the option agreement or agreements representing the Exchanged Options and the social security number of that registered holder. In the appropriate box on page 1 of this Letter, I have indicated that I am tendering (1) all of my eligible option grants or (2) certain of my eligible option grants, and, in each case, I have listed in the table on page 2 for each Tendered Option: the grant number of the Exchanged Options, the grant date and exercise price of the Exchanged Options and the number of Option Shares to be tendered.

        I understand and acknowledge that:

1.
I may tender my options outstanding under the Plans. I understand that I am not required to tender any of such options. However, if I choose to tender any options, I must tender all or none of the shares subject to that grant that have not expired or otherwise been cancelled or exercised (no partial tenders of any individual option grants will be accepted). In addition, if I choose to tender any options, I must also tender all options I received on or after November 13, 2002.

2.
All Exchanged Options properly tendered prior to 12:00 Midnight, Central U.S. time, on June 11, 2003 (the "Expiration Date"), or on such other date to which the Company has extended the Offer, if not properly withdrawn prior to the Expiration Date, as it may be extended, will be exchanged for New Options, upon the terms and subject to the conditions of the Offer, including the conditions described in Sections 2 and 7 of the Offer to Exchange.

3.
If I have checked the box on page 2 of this letter indicating that one or more of the agreements representing my Exchanged Options has been lost, stolen, destroyed or mutilated, I acknowledge that such option agreement(s) is deemed to be terminated as of the date of the Company's acceptance of my Exchanged Options.

4.
Upon the Company's acceptance of the Exchanged Options for exchange, I understand and hereby agree that the option agreement or agreements to which the Exchanged Options are subject will be terminated, and the options thereunder will be canceled. If I am an employee who is a resident of the State of California, a director, or an executive officer, all New Options will be subject to the terms and conditions of the 1993 Equity Incentive Plan and to a New Option agreement between the Company and me. If I am not an employee who is a resident of the State of California, a director, or an executive officer, all New Options will be subject to the terms and conditions of the 2000 Non-Officer Option Plan and to a New Option agreement between the Company and me. I understand that the terms and conditions of the 1993 Equity Incentive Plan and the new option agreement or the 2000 Non-Officer Option Plan and the new option agreement to be entered into between the Company and me with respect to the New Options may contain terms and conditions that are different from, and may be less advantageous to me than, the terms and conditions of the Plan and the option agreement under which the Exchanged Options were granted.

5.
The New Options will not be granted sooner than the first business day that is at least six months and one day after the date the Company accepts for exchange and cancels the Exchanged Options, with the exact date to be determined in the Company's discretion. The Company currently expects to grant the New Options on or about December 1, 2003, the first business day that is at least six months and one day after the day the Company intends to cancel Exchanged Options. The New Options will have (a) an exercise price equal to 100% of the fair market value of the Company's common stock on that grant date, as determined by the average of the closing bid and asked prices of the Company's Common Stock on the OTC Bulletin Board on such date (or successor market or listing arena for the Company's Common Stock), and (b) a vesting schedule as follows: on the grant date, the shares subject to the New Options will be vested as to (i) the percentage of shares covered by the old option that would have been vested on such date had the old option not been tendered. The unvested shares subject to the new option will thereafter vest at the rate of vesting that the Exchanged Options would have vested.

6.
I must be an employee of the Company or one of its subsidiaries from the date I tender the Exchanged Options through the date the New Options are granted in order to receive the New Options, and, if for any reason I do not remain an employee during that time period, I will not receive New Options, or any other consideration, for the Exchanged Options.

7.
By tendering the Exchanged Options pursuant to the procedure described in Section 4 of the Offer to Exchange and in the instructions to this Letter of Transmittal, I accept the terms and conditions of the Offer. The Company's acceptance for exchange of the Exchanged Options will constitute a binding agreement between the Company and me upon the terms and subject to the conditions of the Offer.

8.
Under certain circumstances set forth in the Offer to Exchange, the Company may terminate or amend the Offer and postpone its acceptance and cancellation of any Exchanged Options, and, in any such event, the Exchanged Options delivered herewith but not accepted for exchange will be returned to me at the address indicated below.

9.
I understand that once the Company accepts the Exchanged Options for exchange, I will no longer have any rights under the Exchanged Options or the related option agreement(s), which option agreement(s) shall be terminated upon cancellation of the Exchanged Options. I understand that in the event of a merger or similar transaction, the Company has reserved the right to take any actions it deems necessary or appropriate to complete a transaction that the board of directors of the Company believes is in the best interest of the Company and its shareholders, which could include terminating any right to receive New Options or any other consideration for the Exchanged Options.

10.
All options that I choose not to tender for exchange or that are not accepted for exchange, assuming they are not required to be tendered for exchange as described in clause 1 above, shall remain outstanding and retain their current exercise price and vesting schedule.

11.
I understand that the public trading price of the Common Stock will vary from time to time after the Offer expires such that the public trading price of the Common Stock could at some time in the future exceed the exercise price of the Exchanged Options. By tendering the Exchanged Options, I agree to hold the Company harmless for any perceived loss as a result of variations in the public trading price of the Common Stock, from time to time, after the expiration of the Offer.

12.
The Company has advised me to consult with my own accounting, investment, legal and tax advisors as to the consequences of participating or not participating in the Offer.

13.
I understand that even if my Exchanged Options accepted for exchange qualified as incentive stock options under the Internal Revenue Code, the New Options that I receive will be non-qualified stock options and will not qualify as incentive stock options under the Internal Revenue Code.

14.
I agree to all of the terms and conditions of the Offer.

        All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns. Except as stated in the Offer, this tender is irrevocable.

        I understand and acknowledge that the Offer is not being made to (nor will tenders of options be accepted from or on behalf of) holders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction.

        If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, I must set forth the signer's full title and include with this Letter proper evidence of the authority of such person to act in such capacity.

Signature of Owner
X
(Signature of Holder or Authorized Signatory See Instructions 1 and 4 hereof)
Date: , 2003
Please Print Clearly:
Name:
Capacity:
Address:
Telephone No.: (with Area Code)
Tax ID/Social Security No.:

Instructions
Forming Part of the Terms and Conditions of the Offer

1.
Delivery of Letter of Transmittal. A properly completed and duly executed original of this Letter (or a facsimile thereof), the option agreement under which the Exchanged Options were granted, if available, and any other documents required by this Letter, must be received by the Company at its address set forth on the front cover of this Letter on or before the Expiration Date. If any option agreement under which any of the Exchanged Options were granted is unavailable for return to the Company, you must mark the appropriate box on page 2 of this Letter and list the grant number of the option grants represented by such option agreement.

2.
The method by which you deliver any required documents is at your option and risk, and delivery will be deemed made only when actually received by the Company. If you elect to deliver your documents by mail, the Company recommends that you use registered mail with return receipt requested. E-mail delivery will not be accepted. In all cases, you should allow sufficient time to ensure timely delivery and you are responsible for ensuring that the Company receives all required documents.

3.
Tenders of options made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, as it may be extended by the Company pursuant to the terms of the Offer. In addition, if the Company has not yet accepted your Exchanged Options before 12:00 Midnight, Central U.S. time, on June 12, 2003, you may withdraw your Exchanged Options at any time thereafter until such subsequent time as you receive notice that the Company has accepted your Exchanged Options. To withdraw Exchanged Options you must deliver a written notice of withdrawal, or a facsimile thereof, with the required information to the Company while you still have the right to withdraw the Exchanged Options. Delivery by e-mail will not be accepted. Withdrawals may not be rescinded and any Exchanged Options withdrawn will thereafter be deemed not properly tendered for purposes of the Offer unless such withdrawn Exchanged Options are properly re-tendered prior to the Expiration Date by following the procedures described above.

4.
The Company will not accept any alternative, conditional or contingent tenders. All tendering option holders, by execution of this Letter (or a facsimile of it), waive any right to receive any notice of the acceptance of their tender, except as provided for in the Offer to Exchange.

5.
Inadequate Space. If the space provided herein is inadequate, the information required to complete the table on page 2 of this Letter regarding the options to be tendered should be provided on a separate schedule attached hereto.

6.
Tenders. If you intend to tender options pursuant to the Offer, you must mark one of the boxes on page 1 and complete the table on page 2 of this Letter by providing the following information for each option that you intend to tender: grant number, grant date, exercise price and number of Option Shares you are tendering. You must tender all outstanding options under an individual option grant that remain outstanding. If you tender any option grants, you must tender all option grants you received on or after November 13, 2002.

7.
Signatures on this Letter of Transmittal. If this Letter is signed by the registered holder of the Exchanged Options, the signature should correspond with the name as written on the face of the option agreement or agreements to which the Exchanged Options are subject without alteration, enlargement or any change whatsoever.

  If this Letter is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted with this Letter.

8.
Requests for Assistance or Additional Copies. Any questions or requests for assistance, as well as requests for additional copies of the Offer to Exchange or this Letter may be directed to ZAMBA

  Corporation, Attention: Ian Nemerov, General Counsel, 3033 Excelsior Blvd., Suite 200, Minneapolis, MN 55416 (telephone: (952) 844-3126, facsimile: (952) 832-9383 and email: inemerov@ZAMBAsolutions.com. Copies will be furnished at the Company's expense.

9.
Irregularities. All questions as to the number of Option Shares subject to options to be accepted for exchange, and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of options will be determined by the Company in its discretion, which determinations shall be final and binding on all parties. The Company reserves the right to reject any or all tenders of options the Company determines not to be in proper form or the acceptance of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular options, and the Company's interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No tender of options will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Company shall determine. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and no person will incur any liability for failure to give any such notice.

  IMPORTANT: To accept the Offer, this Letter (or a facsimile copy thereof), together will all other required documents, must be received by the Company on or prior to the Expiration Date. You must deliver a properly executed paper copy or facsimile copy of the documents. E-mail delivery will not be accepted.

10.
Important Tax Information. You should refer to Section 14 of the Offer to Exchange, which contains important tax information, before deciding to tender any options. If you are an employee based outside the United States, the treatment of the exchange under the laws of the country in which you live and work may be different from the treatment of the exchange for U.S. Federal income tax purposes. If you are an employee based outside the United States, you should refer to Section 14 of the Offer to Exchange, which contains important tax information applicable to you.

  The Company recommends that you consult with your own tax advisor to determine the tax consequences of the Offer to you under the laws of the country in which you live and work.

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  Exhibit (a)(1)(b)
Instructions Forming Part of the Terms and Conditions of the Offer